Exhibit 99(d)(3)

AMENDED AND RESTATED
EXHIBIT A
TO
INVESTMENT MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED EXHIBIT A amends that certain Exhibit A to the Investment Management Agreement between DELAWARE ENHANCED GLOBAL DIVIDEND AND INCOME FUND (the “Company”) and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”) dated as of the 4th day of January, 2010 (the “Agreement”), and provides that the management fee rate schedule for the Company from the effective date hereof shall be as follows:

	Effective Date	Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware Enhanced Global Dividend and Income Fund	October 24, 2011	0.95%

*For the purposes of calculating the fee, the Company’s average daily net assets shall be calculated without regard to (i) the liquidation value or other involuntary liquidation preference of any outstanding senior security which is a stock (including shares of preferred stock) of the Company (as those terms are used in Section 18 of the 1940 Act) and (ii) liabilities arising from other senior securities, borrowings or other forms of leveraging.

AGREED AND ACCEPTED:

DELAWARE MANAGEMENT COMPANY,		DELAWARE ENHANCED
a series of Delaware Management		GLOBAL DIVIDEND AND
Business Trust		INCOME FUND

By	/s/ David P. O’Connor	By	/s/ Patrick P. Coyne
	David P. O’Connor		Patrick P. Coyne
	Senior Vice President		President